Exhibit 99.1

Omeros Corporation Reports First Quarter 2015 Financial Results

— Omidria Now Widely Available in the U.S. Following Commercial Launch —

SEATTLE – May 11, 2015 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the first quarter of 2015, which include:

•	Successfully completed Omidria controlled launch followed by initiation of broad U.S. launch in first part of April

•	Net loss of $18.7 million, or $0.51 per share, which included $2.8 million ($0.08 per share) of non-cash expenses

•	Reported clinical improvement in first cohort in OMS721 Phase 2 trial and completed dosing in second cohort; third cohort enrollment now underway

•	Closed equity financing in February, receiving $79.1 million in net proceeds

“In the first quarter of 2015, we completed the controlled launch of Omidria, which was successful across all of the assessed parameters – product was quickly and efficiently received by the facilities, reimbursement was confirmed across Medicare Administrative Contractors, and the clinical response was uniformly positive,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “In April, we initiated the broad U.S. launch of Omidria, and are excited to be making this important product widely available to both ophthalmic surgeons and their patients. The commercialization of Omidria, together with the encouraging results in our Phase 2 OMS721 clinical trial in TMA patients and the anticipated re-initiation of our Phase 2 OMS824 clinical program for patients with Huntington’s disease and schizophrenia, should provide a series of potentially value-driving milestones for Omeros throughout the remainder of 2015 and beyond.”

First Quarter and Recent Highlights and Developments

•	In February 2015, the company began a controlled launch of Omidria, its first FDA-approved drug product, to a small number of ambulatory surgery centers (ASCs) for the purpose of evaluating Omidria commercialization processes, including those directed to distribution and reimbursement. Omeros subsequently initiated the broad U.S. product launch in the first part of April.

•	Omeros’ ongoing OMS721 Phase 2 study in patients with thrombotic microangiopathies (TMAs), including atypical hemolytic uremic syndrome (aHUS), completed dosing of the first two cohorts, with the second cohort receiving a higher dose than the first. OMS721 is the lead human monoclonal antibody in Omeros’ mannan-binding lectin-associated serine protease-2 (MASP-2) program. As in the first cohort, all patients in the second cohort received OMS721 and improvements were observed across a wide range of markers of TMA disease activity. Following a pre-planned data review by internal and external physicians, the study’s safety committee recommended that the trial advance to the third cohort at a dose higher than both the first and the second cohorts. The company expects to release additional data from the Phase 2 trial later this year.

•	Based on the clinical results from the initial cohort in the OMS721 Phase 2 trial, a European investigator requested that Omeros provide extended access to OMS721 for compassionate use in two of the investigator’s patients with TMAs. The presiding European regulatory authority approved this request and the company has shipped OMS721 to continue treatment of those patients.

•	Based on the clinical results from the second cohort in the OMS721 Phase 2 trial, another European investigator has requested that Omeros provide extended access to OMS721 for compassionate use in the investigator’s patient with TMA. Efforts are underway in this second country to obtain the approvals necessary to make OMS721 available to the investigator for patient use.

•	Omeros finalized the evaluation of data from nonclinical rat and non-human primate studies in its OMS824 program and submitted the package of nonclinical materials requested by the FDA, seeking to re-initiate its OMS824 Phase 2 Huntington’s disease and schizophrenia programs. The company looks forward to re-activating enrollment in the OMS824 program in the near future.

•	In February 2015, Omeros closed a public equity offering of common stock and pre-funded warrants through which the company received net proceeds of approximately $79.1 million.

Financial Results

For the quarter ended March 31, 2015, product revenue from the controlled launch of Omidria was $238,000, and grant revenue was $150,000 compared to $100,000 for the same period in 2014.

Total costs and operating expenses for the three months ended March 31, 2015 were $18.3 million compared to $15.8 million for the same period in 2014. The increase was primarily due to expenses related to the initiation of sales and marketing costs in anticipation of the U.S. commercial launch of Omidria.

Omeros reported a net loss of $18.7 million, or $0.51 per share, which included noncash expenses of $2.8 million ($0.08 per share). This compares to a net loss of $16.6 million, or $0.54 per share, for the same period in 2014, which included noncash expenses of $2.7 million ($0.09 per share).

At March 31, 2015, Omeros had cash, cash equivalents and short-term investments of $70.1 million.

Conference Call Details

To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 35820733. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 35820733.

To access the live or subsequently archived webcast of the conference call, go to the Company’s website at www.omeros.com and go to “Events” under the Investors section of the website. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the company’s first drug product, Omidria™ (phenylephrine and ketorolac injection) 1%/0.3%, has been approved by the FDA for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. Omidria is currently under review for marketing approval by the European Medicines Agency. Omeros has six clinical-stage development programs focused on: complement-related thrombotic microangiopathies; Huntington’s disease, schizophrenia, and cognitive impairment; addictive and compulsive disorders; and preventing problems associated with surgical procedures. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with Omeros’ ability to obtain regulatory approval for its Marketing Authorization Application in the EU for the commercialization of Omidria, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, product commercialization, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2015. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Omeros Corporation

Investor and Media Relations

206.676.5000

ir@omeros.com

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenues:
Product sales	$238	$—
Grant revenue	150	100

Total revenue	388	100

Costs and expenses:
Cost of product sales	11	—
Research and development	9,318	12,017
Selling, general and administrative	8,989	3,767

Total costs and expenses	18,318	15,784

Loss from operations	(17,930)	(15,684)
Interest expense	(957)	(672)
Investment income and other income (expense), net	218	(286)

Net loss	$(18,669)	$(16,642)

Basic and diluted net loss per share	$(0.51)	$(0.54)

Weighted-average shares used to compute basic and diluted net loss per share	36,483,559	30,897,039

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
Cash, cash equivalents and short-term investments	$70,062	$6,886
Total assets	74,911	11,090
Total current liabilities	20,068	18,431
Notes payable	32,925	32,709
Accumulated deficit	(346,715)	(328,046)
Total shareholders’ equity (deficit)	21,846	(42,654)